Exhibit 99.4

Bread Financial Declares Dividends on Preferred and Common Stock

COLUMBUS, Ohio – January 29, 2026 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, flexible payment, lending and saving solutions, today announced that its Board of Directors declared quarterly dividends on its preferred and common stock for the first quarter of 2026.

On the Company’s 8.625% Non-Cumulative Perpetual Preferred Stock, Series A (NYSE: BFH-PrA), the Board of Directors declared a quarterly cash dividend of $26.35 per share (equivalent to $0.65875 per depositary share, each representing a 1/40th interest in a share of preferred stock). The dividend is payable on March 16, 2026 to preferred stockholders of record at the close of business on February 27, 2026.

On the Company’s common stock, its Board of Directors declared a quarterly cash dividend of $0.23 per share, payable on March 16, 2026 to common stockholders of record at the close of business on February 27, 2026.

About Bread Financial®
Bread Financial® (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions to millions of U.S. consumers. Our payment solutions, including Bread Financial general purpose credit cards and savings products, empower our customers and their passions for a better life. Additionally, we deliver growth for some of the most recognized brands in travel & entertainment, health & beauty, jewelry and specialty apparel through our private label and co-brand credit cards and pay-over-time products providing choice and value to our shared customers.

Bread Financial proudly marks 30 years of success in 2026. To learn more about our global associates, our performance and our sustainability progress, visit breadfinancial.com or follow us on Instagram and LinkedIn.

Contacts
Brian Vereb – Investor Relations
Brian.Vereb@BreadFinancial.com

Susan Haugen – Investor Relations
Susan.Haugen@BreadFinancial.com

Rachel Stultz – Media
Rachel.Stultz@BreadFinancial.com

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